Exhibit 99.1

                                      NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

EQUISTAR TO SELL BAYPORT POLYPROPYLENE UNIT
AND AGREES TO LONG TERM PROPYLENE SUPPLY AGREEMENT
FOR A TOTAL OF $190 MILLION

Red Bank, New Jersey, March 27, 2003 -- Millennium Chemicals (NYSE-MCH) today announced that its joint venture Equistar Chemicals, LP is entering into a long-term propylene supply arrangement with Sunoco, Inc. and is selling its Bayport polypropylene manufacturing unit in Pasadena, Texas, to Sunoco, subject to certain conditions. The total consideration to Equistar for the supply arrangements and asset sale is approximately $190 million, plus the value of the Bayport polypropylene inventory. The transaction will be effective as of March 31.

Beginning April 1, 2003, Equistar will supply propylene to Sunoco for a period of 15 years, and a majority of the propylene to be supplied will be provided under a cost-based formula.

Equistar is selling its Bayport polypropylene unit to Sunoco, but will retain ownership of its Bayport low-density polyethylene (LDPE) unit. Sunoco will operate both units. Equistar’s Novolen®-based polypropylene manufacturing plant in Morris, Illinois, and its interest in the Novolen Technology Holdings venture are not included in the transaction.

“Equistar is a major producer of propylene and Sunoco is a growing, committed producer of polypropylene,” said Dan F. Smith Equistar´s CEO. “These transactions enable each company to focus on its particular area of expertise. Additionally, the cash received from these transactions will enable Equistar to enhance liquidity, which remains key among our financial priorities.”

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products,including zirconia, cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of fragrance chemicals; and,
  Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company. For more detailed information about the factors that could cause actual results to differ materially, please refer to Millennium’s Annual Report on Form 10-K for the year ended December 31, 2002, which was filed in March 2003.